UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2025

ABM INDUSTRIES INCORPORATED

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-8929	94-1369354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Liberty Plaza 7th Floor
New York, New York		10006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 297-0200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ABM	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 26, 2025 (the “Closing Date”), ABM Industries Incorporated (“ABM” or the “Company”) entered into the Amended and Restated Credit Agreement (the “Credit Agreement”) among ABM, ABM Aviation UK Limited, a company incorporated and registered in England and Wales as a private company limited by shares and a subsidiary of ABM (“ABM UK”), each of the other subsidiaries of ABM from time to time party thereto (collectively, the “Subsidiary Guarantors” and each, a “Subsidiary Guarantor”), the financial institutions listed on the signature pages thereof as lenders (the “Lenders”) and Bank of America, N.A. as administrative agent and collateral agent for the Lenders (in such capacities, the “Agent”), which amended and restated that certain Credit Agreement, dated as of September 1, 2017 (as amended from time to time prior to the date hereof, the “Original Credit Agreement”), by and among ABM, ABM UK, the Subsidiary Guarantors party thereto, the financial institutions listed on the signature pages thereof and the Agent.

Among other things, the Credit Agreement provides for an aggregate principal amount of commitments under the dollar and multicurrency revolving credit facilities of $1.6 billion and an aggregate principal amount of commitments under the term facility of $600 million, in each case with a five-year term maturing on February 26, 2030.

ABM and ABM UK are the initial borrowers under the Credit Agreement. Subject to certain limitations, ABM has the ability to designate additional borrowers. The obligations under the Credit Agreement are guaranteed by the material, domestic wholly-owned subsidiaries of ABM, and are secured by a pledge of substantially all of the existing and future property and assets of ABM and the guarantors, including a pledge of the capital stock of the wholly owned domestic subsidiaries held by ABM and the guarantors and 65% of the capital stock of the first-tier foreign subsidiaries held by ABM and the guarantors, in each case subject to exceptions.

Borrowings under the Credit Agreement bear interest at a rate equal to an applicable margin that raises based on ABM’s total net leverage ratio plus, at ABM’s option, either (i) Term Secured Overnight Financing Rate “Term SOFR” or (ii) a base rate determined by reference to the highest of (1) the federal funds rate plus 0.50%, (2) the “prime rate” published by Bank of America, N.A. from time to time, and (3) Term SOFR plus 1.00%. Under the terms of the Credit Agreement, ABM will also pay a commitment fee based on the total net leverage ratio, payable quarterly in arrears, ranging from 0.200% to 0.400%.

The Credit Agreement contains certain financial covenants that include a maximum total net leverage ratio of 5.00 to 1.00 and a maximum secured net leverage ratio of 4.00:1:00, in each case subject to certain conditions and exceptions, and a minimum interest coverage ratio of 1.50 to 1.00. In addition, the Credit Agreement includes customary representations and warranties, events of default and negative covenants.

The proceeds of the initial term loans made on the Closing Date were used to refinance the Original Credit Agreement, to pay a portion of the revolving outstanding amount and to pay transaction costs related to the transactions described herein.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Credit Agreement set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1* Amended and Restated Credit Agreement, dated as of February 26, 2025, among ABM Industries Incorporated, ABM Aviation UK Limited, each of the other subsidiaries of ABM Industries Incorporated from time to time party thereto, the financial institutions listed on the signature pages thereof as lenders and Bank of America, N.A. as administrative agent and collateral agent for the lenders.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Schedules and exhibits have been omitted pursuant to Instruction 4 to Item 1.01 of Form 8-K. The Company hereby undertakes to furnish on a supplemental basis a copy of any omitted schedule or exhibit upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED

Date:	February 28, 2025	By:	/s/ David R. Goldman
David R. Goldman Vice President and Corporate Secretary